Exhibit 2.5



                              EMPLOYMENT AGREEMENT


             THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 1st day of May 1997 between FCB Financial Corp., a Wisconsin corporation (the "Company"), Fox Cities Bank, F.S.B., a federal savings bank which is wholly-owned by the Company (the "Bank") and Theodore W. Hoff (the "Executive").

             WHEREAS, the Company and OSB Financial Corp. ("OSB Financial") entered into an Agreement and Plan of Merger, dated November 13, 1996 (the "Merger Agreement"), providing for the combination of the Company and OSB Financial Corp. and a concurrent combination of the Bank and Oshkosh Savings Bank, F.S.B. ("OSB Bank") in a strategic merger, wherein the Company and the Bank survive the merger (collectively, the "Merger");

             WHEREAS, prior to the Merger, OSB Bank employed the Executive as Vice President - Retail Sales and Service;

             WHEREAS, consummation of the Merger contemplated by the Merger Agreement is conditioned upon the Company, the Bank and the Executive entering into an Employment Agreement conforming to the terms hereof;

             WHEREAS, Executive's skills and extensive experience and knowledge in the financial institutions industry will substantially benefit the Company and the Bank; and

             WHEREAS, the Company and the Bank desire to retain the services of Executive in connection with the business activities of the Company and the Bank following the Merger.

             NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

                                    ARTICLE I
                                   EMPLOYMENT

   1.1  Term of Employment.

        The Bank hereby employs Executive for an initial period of fifteen
   (15) months commencing on May 1, 1997 (the "Commencement Date") and terminating on July 31, 1998 (the "Initial Termination Date"), subject to earlier termination as provided in Article II hereof. The Board of Directors of the Bank shall review and may extend the term of this Agreement for a period of one (1) additional year beginning on the Initial Termination Date and in each subsequent year thereafter for a period of one (1) additional year. Any extensions of the term of this Agreement shall be made by giving Executive written notice of such extension at least 90 days prior to the Initial Termination Date or the expiration of any renewal period. Reference herein to the term of this Agreement shall refer to both the initial term and such extended terms.

   1.2  Duties of Executive.

        The Bank hereby employs Executive, and Executive hereby accepts employment with the Bank, upon the terms and conditions hereinafter set forth for the term of this Agreement. Executive is employed by the Bank to perform the duties of Vice President - Retail Sales and Service of the Bank, and the Company shall cause the Bank to appoint Executive to such position. As part of Executive's employment by the Bank hereunder, Executive shall also serve as, and the Company hereby appoints Executive during the term of his employment by the Bank hereunder to serve as Vice President - Retail Sales and Service of the Company. The services to be performed by the Executive shall include those normally performed by Vice President - Retail Sales and Service of similar banking organizations and as directed by the Board of Directors of the Company and the Bank, respectively, which are not inconsistent with the foregoing. Executive agrees to devote his full business time to the rendition of such services, subject to absences for customary vacations and for temporary illnesses. The Company and the Bank each agree that during the term of this Agreement it will not reduce the Executive's current job title, status or responsibilities without the Executive's consent. Furthermore, Executive shall not be required, without his express written consent, to be based anywhere other than within the Oshkosh-Neenah/Menasha-Appleton metropolitan area, except for reasonable business travel in connection with the business of the Company and the Bank.

   1.3  Compensation.

        The Bank agrees to compensate, and the Company agrees to cause the Bank to compensate, the Executive for his services hereunder during the term of this Agreement by payment of a salary at the annual rate of $70,000 in such monthly, semi-monthly or other payments as are from time to time applicable to other executive officers of the Bank. The Executive's salary may be increased from time to time during the term of this Agreement in the sole discretion of the Board of Directors of the Bank, but Executive's salary shall not be reduced below the level then in effect. In addition, Executive shall be entitled to participate in incentive compensation plans as may from time to time be established by the Company or the Bank on an equivalent basis as other executive officers of the Company or the Bank (but recognizing differences in responsibilities among executive officers).

   1.4  Benefits.

        (a)  Executive shall be provided the following additional benefits,
   (i) participation in any pension, profit-sharing, deferred compensation or other retirement plan, (ii) medical, dental and life insurance coverage consistent with coverages provided to other executive officers of the Bank (which initially will include a 30% co-pay by the Executive), (iii) membership or appropriate affiliation with a recreational club, (iv) reimbursement of business expenses reasonably incurred in connection with his employment and expenses incurred by his spouse when accompanying Executive, (v) paid vacations and sick leave in accordance with prevailing policies of the Bank, provided that allowed vacations shall in no event be less than four weeks per annum, and (vi) such other benefits as are provided to other executive officers of the Bank; provided that amounts allocated to Executive's personal use under clause (iii) above and additional charges for Executive's spouse pursuant to clause (iv) above shall be treated as taxable income to Executive in accordance with applicable Bank policies.

        (b) If Executive shall become temporarily disabled or incapacitated to the extent that he is unable to perform the duties of Vice President - Retail Sales and Service of the Company or the Bank for three (3) consecutive months, he shall nevertheless be entitled to receive 100 percent of his compensation under Section 1.3 of this Agreement for the period of his disability up to three (3) months, less any amount paid to the Executive under any other disability program maintained by the Company or the Bank or disability insurance policy maintained for the benefit of Executive by the Company or the Bank. Upon returning to active full-time employment, Executive's full compensation as set forth in this Agreement shall be reinstated. In the event that Executive returns to active employment on other than a full-time basis with the approval of the Board of Directors of the Bank, then his compensation (as set forth in Section
   1.3 of this Agreement) shall be reduced proportionately based upon the fraction of full-time employment devoted by Executive to his employment and responsibilities at the Bank and the Company. But, if he is again unable to perform the duties of Vice President - Retail Sales and Service of the Company and the Bank hereunder due to disability or incapacity, he must have been engaged in active full-time employment for at least twelve
   (12) consecutive months immediately prior to such later absence or inability in order to qualify for the full or partial continuance of his salary under this Section (b).

        (c) It is the intention of the Company that, within 30 days after the date of this Agreement, the Company shall cause 6,000 non-tax-qualified stock options (exercisable for shares of the Company's common stock) to be granted to Executive. The 6,000 stock options provided for in this Section 1.4(c) shall be granted by the personnel committee of the Company under the terms of the Company's 1993 Stock Option and Incentive Plan and shall vest ratably over a five year period beginning from the date of their grant.

   1.5  Covenant Not to Compete.

        Executive acknowledges that the Company and the Bank would be substantially damaged by an association of Executive with a depository institution that competes for customers with the Company and the Bank. Without the consent of the Company, Executive shall not at any time during the term of this Agreement or Executive's employment by the Bank, and for a period of one year thereafter (regardless of the reason for termination), (i) on behalf of himself or as agent of any other person solicit any person who was a customer of the Company or the Bank or any of their subsidiaries during the two year period prior to the termination of this Agreement or Executive's employment hereunder for the purpose of offering the same products or rendering the same services to such customer as were provided or proposed to be provided by the Company or the Bank or any of their subsidiaries to such customer as of the time of termination of Executive's employment, or (ii) actively induce or solicit any employees of the Company or the Bank to leave such employ. For purposes of this Section 1.5, "person" shall include any individual, corporation, partnership, trust, firm, proprietorship, venture or other entity of any nature whatsoever.

                                   ARTICLE II
                            TERMINATION OF EMPLOYMENT

   2.1  Voluntary Termination of Employment by Executive.

        Executive may terminate his employment hereunder at any time for any reason upon giving the Bank written notice, at least ninety (90) days prior to termination of employment. Upon such termination, Executive shall be entitled to receive Executive's theretofore unpaid base salary in effect at the date such written notice is given for the period of employment up to the date of termination, and Executive and his spouse and dependents will be entitled to further medical coverage, at his and/or their expense, to the extent required by COBRA.

   2.2  Termination of Employment for Death.

        If Executive's employment is terminated by reason of Executive's death, then Executive's personal representative shall be entitled to receive Executive's theretofore unpaid base salary for the period of employment up to the date of death. Executive's spouse and dependent children shall continue to be entitled, at the expense of the Bank (subject to then existing co-payment features applicable under the Bank's medical insurance plan) if it is an insured plan, to further medical coverage to the extent permitted by COBRA; provided that, if the Bank's plan is not insured, the Bank will pay to Executive's spouse an additional monthly death benefit during the applicable COBRA period, based upon COBRA rates in effect at the time of Executive's death, in an amount equal to the COBRA rate plus taxes due on such cash payment; provided further that this benefit shall cease if the spouse and dependents cease to be eligible for COBRA coverage.

   2.3  Termination of Employment for Disability.

        If Executive becomes Totally and Permanently Disabled (as defined below) during the term of this Agreement, the Bank may terminate Executive's employment and this Agreement, except Section 1.5 and Article IV hereof, by giving Executive written notice of such termination not less than 5 days before the effective date thereof. If Executive's employment and this Agreement are terminated pursuant to this Section 2.3, the Bank shall pay to Executive his theretofore unpaid base salary for the period of employment up to the date of termination, and the Company and the Bank shall have no further obligations to Executive under this Agreement, except for any COBRA obligations. The Executive is Totally and Permanently Disabled for purposes of this Section 2.3 if he is disabled or incapacitated to the extent that he is unable to perform the duties of Vice President - Retail Sales and Services of the Company and the Bank for more than three (3) consecutive months, and such disability or incapacity
   (i) is expected to continue for more than three (3) additional months as certified by a medical doctor of the Company's choosing which is not contradicted by a doctor of the Executive's choosing or (ii) shall have in fact continued for more than three (3) additional months.

   2.4  Termination of Employment by the Company for Just Cause.

        The Bank may terminate Executive's employment hereunder for Just Cause (as such term is defined below), in which case the Executive shall be entitled to receive Executive's theretofore unpaid base salary for the period of employment up to the date of termination, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA.

        "Just Cause" shall mean personal dishonesty, incompetence, willful misconduct or breach of a fiduciary duty involving personal profit in the performance of his duties under this Agreement, intentional failure to perform stated duties (provided that such nonperformance has continued for 10 days after the Bank has given written notice of such nonperformance to the Executive and its intention to terminate Executive's employment hereunder because of such nonperformance), willful violation of any law, rule or regulation (other than a law, rule or regulation relating to a traffic violation or similar offense), final cease-and-desist order, termination under the provisions of Section 2.7(b) and (c) or material breach of any provision of this Agreement.

   2.5  Termination of Employment by the Bank Without Cause.

        The Bank may terminate Executive's employment hereunder without cause, in which case the Executive shall receive (a) his base salary under
   Section 1.3 hereof through the then remaining term of employment under
   Section 1.1, (b) his theretofore unpaid base salary for the period of employment up to the date of termination, (c) medical, dental and life insurance through the then remaining term of employment under Section 1.1 consistent with the terms and conditions set forth in Section 1.4, to the extent the same can be provided under the insurance arrangements of the Bank in effect at the time of termination, (d) any other benefits to which Executive is entitled by law or the specific terms of the Bank's policies in effect at the time of termination of employment and (e) an amount equal to the product of the Bank's annual aggregate contribution, for the benefit of the Executive in the fiscal year preceding termination, to all qualified retirement plans in which the Executive participated multiplied by the number of years in the initial term of employment under Section
   1.1. The benefit in (e) under this Section 2.5 shall be in addition to any benefit payable from any qualified or non-qualified plans or programs maintained by the Company or the Bank at the time of termination. If the Bank's medical and dental plans are not insured, the medical and dental benefit in (c) shall be accomplished by the Bank paying to Executive an additional cash amount equal to the COBRA premium for such coverage, plus taxes on such amount, so that Executive may purchase the coverage on an after-tax basis.

   2.6  Termination of Employment Due to Change in Control.

        (a) If, at any time after the date hereof, a "Change in Control" (as hereinafter defined) occurs and within twelve (12) months thereafter Executive's appointment as Vice President - Retail Sales and Service of the Company or his employment as Vice President - Retail Sales and Service of the Bank is involuntarily terminated (other than for Just Cause pursuant to Section 2.4) then the Executive shall be entitled to the benefits provided below.

             (i) The Company shall promptly pay, or cause the Bank to pay, to the Executive an amount equal to the product of 2.0 times the Executive's "base amount" as defined in Section 280G(b)(3) of the Code (such "base amount" to be derived from Executive's compensation paid by the Company and the Bank).

             (ii)  During the term of this Agreement set forth in paragraph
   1.1 (including any renewal term), the Executive, his dependents, beneficiaries and estate shall continue to be covered under all employee benefit plans of the Company and the Bank, including without limitation the Company's and the Bank's pension and retirement plans, life insurance and health insurance as if the Executive was still employed by the Bank during such period under this Agreement; provided that coverage under the medical and dental plans of the Company and the Bank shall be handled as set forth in Section 2.5 above.

             (iii) If and to the extent that benefits or services credit for benefits under Section 2.6(a)(ii) above shall not be payable or provided under any such plans to the Executive, his dependents, beneficiaries and estate, by reason of his no longer being an employee of the Bank as a result of termination of employment, the Company shall itself, or shall cause the Bank to, pay or provide for payment of such benefits and service credit for benefits to the Executive, his dependents, beneficiaries and estate. Any such payment relating to retirement shall commence on a date selected by the Executive which must be a date on which payments under the Company or Bank's qualified pension plan or successor plan may commence.

        (b) (i) Anything in this Agreement to the contrary notwithstanding, it is the intention of the Company, the Bank and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed an "Excess Parachute Payment" as defined in Section 280G of the Code, or its successors. It is agreed that the present value of any payment to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on the occurrence of a Change in Control, and to which
   Section 280G of the Code applies (in the aggregate "Total Payments") shall not exceed an amount equal to one dollar less than the maximum amount that the Company and the Bank may pay without loss of deduction under Section 280(G)(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within sixty days (60) following the earlier of (1) the giving of notice of termination of employment or (2) the giving of notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive, the Company, at the Company's expense, shall obtain the opinion of the Company's public accounting firm (the "Accounting Firm"), which opinion need not be unqualified, which sets forth: (a) the amount of the Base Period Income of the Executive (as defined in Code Section 280G), (b) the present value of Total Payments and (c) the amount and present value of any Excess Parachute Payments. In the event that such opinion determines that there would be an Excess Parachute Payment, the payment hereunder shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinion there will be no Excess Parachute Payment. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

             (ii) In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm under Section 2.6(b)). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

        (c) For purposes of Section 2.6 of this Agreement, a "Change in Control" shall be deemed to have occurred if:

             (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (as in effect on the date hereof), becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company, including for this purpose any shares beneficially owned by such third person or group as of the date hereof; or

             (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. (In the event of any reorganization involving the Company in a transaction initiated by the Company in which the shareholders of the Company immediately prior to such reorganization become the shareholders of a successor or ultimate parent company of the Company resulting from such reorganization and the persons who were directors of the Company immediately prior to such reorganization constitute a majority of the Board of Directors of such successor or ultimate parent, no "Change in Control" shall be deemed to have taken place solely by reason of such reorganization, notwithstanding the fact that the Company may have become the wholly-owned subsidiary of another Company in such reorganization and the Board of Directors thereof may have been reconstituted, and thereafter the term "Company" for purposes of this paragraph shall refer to such successor or ultimate parent company.); or

             (iii)     a third person, including a "group" as defined in
   Section 13(d)(3) of the Securities Exchange Act of 1934 (as in effect on the date hereof), acquires control, as defined in 12 C.F.R. Section
   574.4, or any successor regulation, of the Company which would require the filing of an application for acquisition of control or notice of change in control in a manner set forth in 12 C.F.R. Section 574.3, or any successor regulation; or

             (iv) The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of Executive by the Bank without his express written consent. In addition, for purposes of this Agreement, a material diminution or interference with the Executive's duties, responsibilities and benefits as Vice President - Retail Sales and Service of the Company or the Bank shall be deemed and shall constitute an involuntary termination of employment to the same extent as express notice of such involuntary termination. By way of example and not by way of limitation, any of the following actions, if unreasonable or materially adverse to the Executive shall constitute such diminution or interference unless consented to in writing by the
   Executive: (1) a change in the principal work place of the Executive to a location outside a twenty-five mile radius from the Company's headquarters at 420 South Koeller Street, Oshkosh, Wisconsin; (2) a material reduction in the secretarial or other administrative support of the Executive; (3) a material demotion of the Executive, a material reduction in the number or seniority of other Company or Bank personnel reporting to the Executive, or a reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of a Company-wide or Bank-wide reduction in staff; and (4) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Executive, other than as part of an overall program applied uniformly and with equitable effect to all executive officers of the Company or the Bank.

   2.7  Termination or Suspension of Employment as Required by Law.

        Notwithstanding anything in this Agreement to the contrary, the following provisions shall limit the obligation of the Bank to continue employing Executive, but only to the extent required by the applicable regulations of the OTS (12 C.F.R. Section 563.39), or similar succeeding regulations:

        (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)) the Bank's obligations under this Agreement shall be suspended as of the date of service of notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations hereunder were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

        (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)) all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

        (c) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), the obligation to Executive hereunder shall terminate as of the date of default.

        (d) All obligations under this Agreement may be terminated: (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee at the time the Federal Deposit Insurance Company enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act and (ii) by the Director, or his or her designee at the time the Director or such designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

        (e) Termination pursuant to subparagraph (d) of this Section 2.7 shall be treated as a termination by the Bank without cause entitling Executive to benefits payable under Section 2.5. Termination pursuant to subparagraph (a), (b) or (c) shall be treated as a termination for Just Cause under Section 2.4. Termination under this Section 2.7 shall not affect other rights hereunder which are vested at the time of termination.

   2.8  Limitation on Termination or Disability Pay.

        Any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. Total compensation paid to the Executive upon termination shall not exceed the limitations set forth in OTS Regulatory Bulletin RB-27a, dated March 5, 1993. If any provision regarding termination contained herein conflicts with 12 C.F.R. Section 563.39(b), the latter shall prevail.

                                   ARTICLE III
                             LEGAL FEES AND EXPENSES

        The Company shall pay, or shall cause the Bank to pay, all legal fees and expenses which the Executive may incur as a result of the Company or the Bank contesting the validity or enforceability of this Agreement, provided that the Executive is the prevailing party in such contest or that any dispute may otherwise be settled in favor of the Executive. The Executive shall be entitled to receive interest thereon for the period of any delay in payment from the date such payment was due at the rate determined by adding two hundred basis points to the six-month Treasury Bill rate.

                                   ARTICLE IV
                                 CONFIDENTIALITY

        Executive acknowledges that he now has, and in the course of his employment will have, access to important and confidential information regarding the business and services of the Company, the Bank and their subsidiaries, as well as similar information regarding OSB Financial and its subsidiaries relating to his previous employment by OSB Bank, and that the disclosure to, or the use of such information by, and business in competition with the Company, the Bank or their subsidiaries shall result in substantial and undeterminable harm to the Company, the Bank and their subsidiaries. In order to protect the Company, the Bank and their subsidiaries against such harm and from unfair competition, Executive agrees with the Company and the Bank that while employed by the Bank and at any time thereafter, Executive will not disclose, communicate or divulge to anyone, or use in any manner adverse to the Company, the Bank or their subsidiaries any information concerning customers, methods of business, financial information or other confidential information of the Company, the Bank, their subsidiaries or similar information regarding OSB Financial and its subsidiaries, except for information as is in the public domain or ascertainable through common sources of public information (otherwise than as a result of any breach of this covenant by Executive).

                                    ARTICLE V
                               GENERAL PROVISIONS

   5.1  Inquiries Regarding Proposed Activities.

        In the event Executive shall inquire in writing of the Company whether any proposed action on the part of Executive would be considered by the Company or the Bank to be prohibited by or in breach of the terms of this Agreement, the Company shall have 30 days after receipt of such notice to express in writing to Executive its position with respect thereof and in the event such writing shall not be given to Executive, such proposed action, as set forth in the writing of the Executive, shall not be deemed to be a violation of or breach of this Agreement.

   5.2  No Duty of Mitigation.

        The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits after the date of termination of this Agreement or otherwise.

   5.3  Successors.

        This Agreement may be assigned by the Company or the Bank to any other business entity that is directly or indirectly controlled by the Company or the Bank. This Agreement may not be assigned by the Company or the Bank except in connection with a merger involving the Company or the Bank or a sale of substantially all of the assets of the Company or the Bank, and the respective obligations of the Company and the Bank provided for in this Agreement shall be the binding legal obligations of any successor to the Company or the Bank by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by the Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

   5.4  Notice.

        For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement (provided that all notices to the Company and the Bank shall be directed to the attention of the Board of Directors of the Company and/or the Bank, as the case may be, with a copy to the Secretary of the Company and/or the Bank, as the case may be), or to such other address as either party may have furnished to the other in writing in accordance herewith.

   5.5  Amendments.

        No amendment or additions to this Agreement shall be binding unless in writing and signed by all parties, except as herein otherwise provided.

   5.6  Severability.

        The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

   5.7  Governing Law.

        This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the internal laws of the State of Wisconsin.


             IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      FCB FINANCIAL CORP.

                                      /s/ James J. Rothenbach
                                      James J. Rothenbach
                                      President and Chief Executive Officer
   Address:  420 South Koeller Street
             Oshkosh, Wisconsin 54901


                                      FOX CITIES BANK, F.S.B.

                                      /s/ James J. Rothenbach
                                      James J. Rothenbach
                                      President and Chief Executive Officer
   Address:  420 South Koeller Street
             Oshkosh, Wisconsin 54901


                                      EXECUTIVE

                                      /s/ Theodore W. Hoff
                                      Theodore W.  Hoff
   Address:  1145 Honey Creek Circle
             Oshkosh, Wisconsin 54904-9395